Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc. 410 N. 44th. St. Suite 700 Phoenix, AZ 85008	CONTACT:	Sharon L. Goddin 602-685-4018

Mesa Air Group Announces Successful Bid for the Acquisition of Midway Airlines
Assets

PHOENIX, December 11, 2003– Mesa Air Group, Inc. (NASDAQ: MESA — news) announced today that the court accepted its $9.15 million dollar bid to purchase the assets of Midway Airlines, Inc. (“Midway”) through Midway’s Chapter 7 bankruptcy proceeding. The assets include Midway’s operating certificate, six leased CRJ aircraft including Midway’s right to three additional leased aircraft and two owned CRJ aircraft, all of Midway’s CRJ spare parts and support equipment, all aircraft landing and/or takeoff slots at New York LaGuardia and Washington National airports, and all related acquisition materials associated with the operation of Midway’s CRJ operations. The deal is subject to a final order to be entered by the United States Bankruptcy Court approving the sale.

“The assets of Midway Airlines will be placed into service under long-term revenue-guarantee contracts with our airline partners, significantly enhancing our growth in 2004. With our competitive, low cost structure and our tremendous employees, these assets will provide excellent service to our airline partners and are anticipated to earn meaningful returns for our shareholders,” said Jonathan Ornstein, Mesa’s Chairman and Chief Executive Officer.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.

Mesa currently operates 151 aircraft with 984 daily system departures to 159 cities, 39 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver as Frontier Jet Express and United Express; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

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